Exhibit 21.1

Subsidiaries of CompleTel Europe N.V.

Name                               Jurisdiction of Incorporation
-----                              -----------------------------

CompleTel ECC B.V.                  The Netherlands

CompleTel Holding I B.V.            The Netherlands

CompleTel Holding II B.V.           The Netherlands

CompleTel Escrow B.V.               The Netherlands

CompleTel B.V.                      The Netherlands

CompleTel Headquarters
Europe SAS (formerly,
CompleTel Services SAS)             France

CompleTel SAS                       France

Access et Solutions
Internet S.A.R.L.                   France

CompleTel GmbH                      Germany

OK Kable GmbH                       Germany

iPcenta Germany GmbH                Germany

CompleTel U.K. Limited              United Kingdom

iPcenta Limited
(formerly, Web International
Network Limited)                    United Kingdom

CompleTel SPC                       United Kingdom